Exhibit 77(Q)(1)(e)
COHEN & STEERS GLOBAL REALTY SHARES, INC.
280 Park Avenue
New York, New York 10017

November 7, 2016

COHEN & STEERS CAPITAL MANAGEMENT, INC.
280 Park Avenue
New York, New York 10017


Dear Sirs:

Cohen & Steers Global Realty Shares, Inc.
(the "Corporation") herewith confirms its agreement with Cohen & Steers Capital Management,
Inc. (the "Advisor") to reduce the advisory fee paid pursuant to paragraph 5 of the Investment Advisory
Agreement, dated March 12, 1997, as amended September
30, 2004, from a monthly fee at an annualized rate of 0.90% of average daily net assets to a monthly fee at an annualized rate of 0.80% of average daily net assets. The Corporation will pay the Advisor a monthly investment advisory fee at the annual rate of 0.80% of the average daily net asset value of the Corporation, notwithstanding any applicable fee waivers or expense reimbursements.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy hereof.
                            Very truly yours,

COHEN & STEERS GLOBAL REALTY
SHARES, INC.


                  By:/s/ Tina M. Payne
                    Name:Tina M. Payne
Title:	Secretary and Chief Legal Officer


Agreed to and Accepted as of the date
first set forth above

COHEN & STEERS CAPITAL MANAGEMENT, INC.



By:		/s/ James Giallanza
Name:		James Giallanza
Title:		Executive Vice President